Exhibit 99.1

Chinook Therapeutics Announces the Appointment of Robert W. Azelby to its Board of Directors

SEATTLE April 13, 2023 – Chinook Therapeutics, Inc. (Nasdaq: KDNY), a biopharmaceutical company focused on the discovery, development and commercialization of precision medicines for kidney diseases, today announced the appointment of Robert W. Azelby to its Board of Directors. Mr. Azelby brings more than 20 years of executive leadership and commercial experience in the biopharmaceutical industry to Chinook.

“We are thrilled to welcome Bob to Chinook’s board of directors as we advance our pipeline through key milestones in 2023 and beyond,” said Eric Dobmeier, president and chief executive officer of Chinook Therapeutics. “Bob brings significant industry experience in building and growing companies and commercially launching new therapies, including in nephrology. His strategic counsel will be invaluable as we continue to advance treatments for patients with rare, severe chronic kidney diseases.”

Mr. Azelby has more than two decades of experience leading biotech companies through key periods of development. Most recently, he served as president and chief executive officer of Eliem Therapeutics, a biotechnology company focused on developing novel therapies for neurology disorders, where he led the company through early growth with a $190 million in financing and a successful IPO. Previously, he served as the president and chief executive officer and a member of the board of directors of Alder BioPharmaceuticals, Inc. where he negotiated the successful sale of the company to Lundbeck. Prior to that, Mr. Azelby served as executive vice president and chief commercial officer of Juno Therapeutics through its acquisition by Celgene, and spent 15 years at Amgen in commercial roles across their nephrology and oncology business units. Mr. Azelby currently serves on the board of Clovis Oncology. He holds an M.B.A. from Harvard Business School and a B.A. in Economics and Religious Studies from the University of Virginia.

“It is a privilege to join Chinook’s Board as the organization advances towards delivering new treatment options for people living with rare kidney conditions, many of whom have been significantly underserved for decades,” said Mr. Azelby. “I look forward to working alongside this dynamic team and advancing a diverse pipeline through development and into commercialization.”

About Chinook Therapeutics, Inc.

Chinook Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing precision medicines for kidney diseases. Chinook’s product candidates are being investigated in rare, severe chronic kidney disorders with opportunities for well-defined clinical pathways. Chinook’s lead program is atrasentan, a phase 3 endothelin receptor antagonist for the treatment of IgA nephropathy and proteinuric glomerular diseases. BION-1301, an anti-APRIL monoclonal antibody, is being evaluated in a phase 1/2 trial for IgA nephropathy. CHK-336, an oral small molecule LDHA inhibitor for the treatment of hyperoxalurias, is being evaluated in a phase 1 clinical trial in healthy volunteers. In addition, Chinook’s research and discovery efforts are focused on building a pipeline of precision medicines for rare, severe chronic kidney diseases with defined genetic and molecular drivers. Chinook is leveraging insights from kidney single cell RNA sequencing and large CKD patient cohorts that have been comprehensively panomically phenotyped, with retained biosamples and prospective clinical follow-up, to discover and develop therapeutic candidates with mechanisms of action targeted against key kidney disease pathways. To learn more, visit www.chinooktx.com.

Cautionary Note on Forward-Looking Statements

Certain of the statements made in this press release are forward looking, including those relating to Chinook’s business, future operations, advancement of its product candidates and product pipeline, clinical development of its product candidates, including expectations regarding cash forecasts and timing of initiation and results of clinical trials, and regulatory submissions, including the timing of the results of our phase 3 ALIGN trial and phase 2 AFFINITY trial of atrasentan, phase 3 clinical trial of BION-1301, phase 1/2 trial of BION-1301, phase 1 clinical trial of CHK-336, and submission for potential accelerated approval for atrasentan. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, including initiation of clinical trials of our existing product candidates or those developed as part of the Evotec collaboration or other strategic collaborations, whether results of early clinical trials or preclinical studies will be indicative of the results of future trials, including our phase 3 ALIGN trial, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that may be more advanced or have greater resources than we do, our ability to obtain and adequately protect intellectual property rights for our product candidates, and the effects of macroeconomic conditions on our business operations, including rising interest rates and inflation. Many of these risks are described in greater detail in our filings with the SEC. Any forward-looking statements in this press release speak only as of the date of this press release. Chinook assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:

Noopur Liffick

Senior Vice President, Investor Relations & Corporate Communications

investors@chinooktx.com

media@chinooktx.com